Exhibit 99

Condensed Consolidated Statements of Cash Flows

	As previously reported on website		As revised on November 3, 2005
(in thousands) (unaudited)	Three months ended September 30, 2005	Nine months ended September 30, 2005	Three months ended September 30, 2005	Nine months ended September 30, 2005
Cash flows provided by operating activities	$8,491	$15,460	$3,743	$10,712
Cash flows used in investing activities	(4,908)	(14,766)	(4,908)	(14,766)
Cash flows (used in ) provided by financing activities	(7,957)	(1,521)	(3,174)	3,262
Effect of foreign exchange rate changes on cash	22	(569)	(13)	(604)

Increase (decrease) in cash and cash equivalents	$(4,352)	$(1,396)	$(4,352)	$(1,396)

Free Cash Flow and Adjusted Free Cash Flow

Free cash flow is an additional measurement used by management to evaluate the liquidity of the business. Free cash flow measures operating cash flows less purchases of property and equipment. In addition, management also evaluates liquidity using an adjusted free cash flow measurement, which excludes the cash flows associated with litigation settlement payments and related recoveries.

Reconciliation of Free Cash Flow and Adjusted Free Cash Flow to Cash Flows Provided by Operating Activities
	As previously reported on website		As revised on November 3, 2005
(in thousands) (unaudited)	Three months ended September 30, 2005	Nine months ended September 30, 2005	Three months ended September 30, 2005	Nine months ended September 30, 2005
Cash flows provided by operating activities	$8,491	$15,460	$3,743	$10,712
Less: Purchases of property and equipment	(4,908)	(14,837)	(4,908)	(14,837)

Free Cash Flow	$3,583	$623	$(1,165)	$(4,125)
Cash flows associated with litigation settlement payments (1)	(4,100)	7,980	(4,100)	7,980

Adjusted Free Cash Flow	$(517)	$8,603	$(5,265)	$3,855

(1)	Cash flows associated with the litigation settlement payments reflect the $14,750 settlement amount paid less the $6,770 of insurance proceeds received, of which $4,100 was received in the third quarter. These settlement payments do not include any amounts paid or received relating to litigation costs.